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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Encompass Services Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Encompass Services Corporation of our report dated February 19, 2002, relating to the consolidated balance sheets of Encompass Services Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for the years then ended, which report appears in the December 31, 2001, annual report on Form 10-K of Encompass Services Corporation. Our report refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

KPMG LLP

Houston, Texas
April 4, 2002